OYO Geospace News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2011 THIRD QUARTER RESULTS

Houston, Texas - August 5, 2011 - OYO Geospace (NASDAQ: OYOG) today announced net income of $9.2 million, or $1.44 per diluted share, on revenues of $46.4 million for its quarter ended June 30, 2011. This compares with a net income of $5.1 million, or $0.81 per diluted share, on revenues of $35.3 million in the comparable quarter last year.

For the nine months ended June 30, 2011, OYO Geospace recorded sales of $140.2 million and net income of $26.1 million, or $4.15 per diluted share. For the comparable period last year the company recorded sales of $92.4 million and net income of $9.0 million, or $1.45 per diluted share.

"We are pleased with our results for the third quarter ended June 30, 2011, establishing new records for net income and earnings per share for the third consecutive quarter. Revenues for the third quarter were 31.4% higher than last year's third quarter, and 51.7% higher for the nine months ended June 30, 2011. Our customers are reporting increased demand and improved pricing for their services which gives us confidence that demand for our products will remain high in the near term. However, while we have experienced strong operating results over the last year, we are uncertain how current worldwide economic matters will potentially impact our business in the future," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"For the quarter ended June 30, 2011, demand was strong across almost all product categories and geographical markets. Revenues from our seismic exploration products were 44.0% higher than last year's third quarter, including particularly strong demand for our GSR wireless data acquisition system and marine products. While we experienced average levels of revenues from our borehole products during the third quarter, revenues on a year-to-date basis are 107.6% ahead of last year. Our industrial and thermal product revenues outpaced our prior year results for both the quarter and year-to-date periods."

"In early July, we announced a $15.6 million sale to Dawson Geophysical Company in the third quarter for 14,850 channels of our GSR wireless data acquisition system and related equipment. Dawson was renting this equipment prior to the purchase transaction. This transaction was significant to our third quarter results, and affirms our strategy of making the GSR technology available to our customers under a variety of options to fit their capital needs, including short-term rentals, equipment financing or traditional purchases. During the quarter, we also sold a 1,000-channel GSR system to a new customer working in Morocco and another small 400-channel GSR system to an existing customer in Japan. At June 30, 2011, our customers owned over 78,000 GSR channels, and our rental fleet was reduced to almost 13,000 GSR channels. Subsequent to the end of our third quarter, we sold a 5,000-channel GSR system to TGC Industries. We are attending to other GSR quotations for both sales and rentals, and our GSR demonstrations continue in oil and gas exploration regions around the globe."

"During the quarter we made shipments to two new customers for our borehole seismic systems, including our first seismic borehole system sale in China for well fracture-monitoring applications. This system will be utilized to monitor well-fracturing activities in an unconventional shale play in the western part of China. We believe the Chinese market holds very good potential for our seismic borehole products as China begins to develop its domestic natural gas resources."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Sales	$ 46,368	$ 35,292	$ 140,165	$ 92,389
Cost of sales	25,812	20,392	78,832	60,039
Gross profit	20,556	14,900	61,333	32,350

Operating expenses:
Selling, general and administrative	4,114	4,284	13,864	11,997
Research and development	2,820	2,842	8,985	6,839
Bad debt expense (recovery)	112	84	145	(336)
Total operating expenses	7,046	7,210	22,994	18,500

Gain (loss) on disposal of equipment	1	--	17	(184)

Income from operations	13,511	7,690	38,356	13,666

Other income (expense):
Interest expense	--	(51)	(43)	(186)
Interest income	37	76	166	178
Foreign exchange gains (losses)	(10)	(125)	36	(21)
Other, net	(2)	(3)	(39)	(171)
Total other income (expense), net	25	(103)	120	(200)

Income before income taxes	13,536	7,587	38,476	13,466
Income tax expense	4,329	2,510	12,354	4,480

Net income	$ 9,207	$ 5,077	$ 26,122	$ 8,986

Basic earnings per common share	$ 1.47	$ 0.84	$ 4.23	$ 1.49

Diluted earnings per common share	$ 1.44	$ 0.81	$ 4.15	$ 1.45

Weighted average common shares outstanding - Basic	6,257,336	6,032,373	6,180,576	6,024,589
Weighted average common shares outstanding - Diluted	6,375,156	6,240,412	6,293,804	6,216,823